Exhibit 4.6

AMENDMENT TO LICENSE AGREEMENT

THIS AGREEMENT is dated as of the 22nd day of July, 2004

BETWEEN:

Abbotly Technologies Inc., a Missouri, United States of America corporation having its place of business at 400 N. Mountain Ave., Suite 219, Upland California USA

AND

SmartCool Systems Inc.(formerly Citotech Systems Inc.) a Canadian Corporation having its place of business at 702 - 750 West Pender Street, Vancouver, British Columbia

WHEREAS:

(a)

The parties entered into a License Agreement dated October 15, 2003 (the "License Agreement");

(b)

The parties now wish to amend the License Agreement to extend the Territory set forth in the License Agreement;

NOW THEREFORE in consideration of the covenants contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the parties agree as follows:

The term "Territory" in Section 1.0 of the License Agreement shall be amended to read:

"Territory" shall mean all the territory within the geographical boundaries of Canada and the States of New York, Arizona, Nevada, New Hampshire, Rhode Island, Massachusetts, Connecticut, Colorado, New Mexico, Vermont, Maine and New Jersey north of Interstate 195.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

ABBOTLY TECHNOLOGIES INC.

SMARTCOOL SYSTEMS INC.

By:______________________________

By:_____________________________

Joe Seruto

Shaun Maskerine